Boo Koo Holdings, Inc. Raises $1 Million Through Private Placement

ADDISON, Texas, July 3 /PRNewswire-FirstCall/ -- Boo Koo Holdings, Inc. (OTC Bulletin Board: BOKO) announced today that it has raised $1,000,000 through the issuance of Subordinated Notes in a private placement financing in which Gil Cassagne, a Director of the Company, and other accredited investors participated. The proceeds from the private placement will be used for working capital and general corporate purposes.

The Subordinated Notes bear interest at a rate of 15% and mature on December 31, 2008. The Notes are not convertible. Investors also received five-year warrants to purchase an aggregate of 1,500,000 shares of the Company's common stock, exercisable at $0.01 per share.

The notes, the warrants and the shares of common stock underlying the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the private placement.

About Boo Koo

Boo Koo currently develops, produces, markets and distributes alternative beverage category energy drinks under the Boo Koo® and Gazzu ® brand names. Boo Koo currently sells and distributes its products in parts of the United States and Canada through its network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Cadbury Schweppes and other wholesale distributors. Gazzu ® is sold exclusively to Circle K. Boo Koo's products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other retail outlets. The Company's objective is to transition from an energy beverage maker to a broader-based consumer beverage company focused on health, wellness and functional benefit beverages.

Forward-looking Statements

This news release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company's control, and which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements, including its ability to raise additional capital, its reliance on distributors of its products, its ability to manage inventory, its ability to maintain relationships with customers, its reliance on third parties to produce and package its products, its limited operating history, the availability and cost of raw materials, effects of competition and the other factors listed under "Risk Factors" in its filings with the SEC. All statements other than statements of historical fact are statements that could be forward-looking statements. The Company assumes no obligation to update the information contained in this news release.

Contact Information:

Daniel Schustack
CEOcast, Inc.
ph: (212) 732-4300